Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

NAMES NEW CHIEF FINANCIAL OFFICER

Dallas, Texas (January 18, 2013) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced that Jason B. Cagle, currently the Company’s Senior Vice President, General Counsel and Head of Acquisitions, has been named Chief Financial Officer by USPI’s Board of Directors, following a search conducted by a third party. Mr. Cagle will replace Mark Kopser, the Company’s current Chief Financial Officer, who was named Chief Executive Officer of the Company’s European business following its spin-off in April 2012. Mr. Kopser will continue to serve as Chief Financial Officer until the filing of the Company’s 2012 annual report, at which time Mr. Cagle will assume the role.

Mr. Cagle has been with the Company over 10 years and most recently served as Senior Vice President, General Counsel and Head of Acquisitions. Mr. Cagle has been heavily involved in the corporate finance and capital markets activities of the Company over the past decade, in addition to his other responsibilities. Prior to joining USPI, Mr. Cagle was a corporate attorney with Vinson & Elkins, LLP where, among other things, he worked on USPI’s initial public offering and high-yield bond issue. Mr. Cagle received his J.D. from the University of Oklahoma College of Law and his B.B.A. from Oklahoma State University in Accounting and Finance.

Commenting on the announcement, William H. Wilcox, USPI’s chief executive officer, said “I am delighted with Jason’s promotion to Chief Financial Officer and confident it is the best answer for our company. His deep familiarity with USPI and our industry, combined with his significant personal strengths and attributes, will provide a relatively seamless transition and better position us for the future.”

The Company also announced that James E. Mutrie, who has served for the last six years as the Company’s Assistant General Counsel, has been promoted to General Counsel. Prior to joining USPI, Mr. Mutrie was a corporate attorney with Vinson & Elkins, LLP. He received his J.D. from Northwestern University School of Law and his B.A. in History from Cornell University.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 213 surgical facilities, of which 146 are jointly owned with not-for-profit healthcare systems.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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